     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated May 10, 1999 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of WC-RMA Corp. by Nesbitt Burns Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.



                        NOTICE OF OFFER TO PURCHASE FOR CASH
                       ANY AND ALL OF THE OUTSTANDING SHARES
                                         OF
                                    COMMON STOCK
                                         OF
                        ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                         AT
                                 $5.75 NET PER SHARE
                                         BY
                                    WC-RMA CORP.
                            A WHOLLY OWNED SUBSIDIARY OF
                               WHITMAN'S CANDIES, INC.


     WC-RMA Corp., a Delaware corporation (the "Purchaser"), is offering to purchase any and all of the outstanding shares of common stock, par value $.03 per share (the "Shares") of Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (the "Company"), at a price of $5.75 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 10, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Purchaser is a Delaware corporation and a wholly owned subsidiary of Whitman's Candies, Inc., a Missouri corporation (the "Parent").

     The Purpose of the Offer is to enable the Parent to acquire control of, and the entire equity interest in, the Company.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1)THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), A NUMBER OF SHARES, WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY [PARENT], PURCHASER OR THEIR AFFILIATES, CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING, ON A FULLY DILUTED BASIS (THE "MINIMUM TENDER CONDITION"); (2) EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD, IF ANY, UNDER THE

HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") (THE "HSR CONDITION"); (3) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY (INCLUDING ITS STOCKHOLDERS) OR TAKEN ANY ACTION HAVING THE EFFECT OF IMPAIRING THE PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO THE PURCHASER OF THE ACQUISITION OF THE COMPANY, AND THE COMPANY NOT POSTPONING ITS 1999 ANNUAL MEETING OF STOCKHOLDERS OR TAKING ANY OTHER ACTION THAT WOULD IMPEDE THE PARENT'S ABILITY TO NOMINATE ONE OR MORE DIRECTORS FOR ELECTION OR ITS ABILITY TO MAKE ANY OTHER PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS AT SUCH MEETING (THE "DEFENSIVE ACTION CONDITION"); AND (4) SATISFACTION OF THE OTHER CONDITIONS SPECIFIED IN
SECTION 14 OF THE OFFER TO PURCHASE.

     THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 16, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

     The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open in accordance with applicable regulations of the Securities and Exchange Commission, including as a result of the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and by making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw any tendered Shares.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering stockholders. Under no circumstances will interest be paid by the Purchaser by reason of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares ("Share Certificates"), or a timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.

     If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4 of the Offer to Purchase.

     The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in the Letter of Transmittal, as well as any charges and expenses of the Depositary, the Dealer Manager and the Information Agent (as defined in the Offer to Purchase). If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 of the Offer to Purchase, such Shares will be credited to an accountmaintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 16, 1999.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     A request is being made to the Company, pursuant to Rule 14d-5 under the Exchange Act, for the use of the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, the Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares or to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance, and requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials, may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials.

                      The Information Agent for the Offer is:

                                     D.F. KING
                            77 Water Street, 20th Floor
                              New York, New York 10005

                  BANKS AND BROKERS CALL COLLECT:  (212) 269-5550
                     ALL OTHERS CALL TOLL FREE:  (800) 207-3155



May 10, 1999



                         The Dealer Manager for the Offer is:

                [LOGO]       NESBITT BURNS SECURITIES INC.
                          111 West Monroe Street, Suite 20E
                               Chicago, Illinois 60603

                                    (TOLL FREE)
                                  (877) 377-3317


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